UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

January 12, 2016

Date of Report (Date of Earliest Event Reported)

RENASANT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Mississippi	001-13253	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38804-4827

(Address of Principal Executive Offices)(Zip Code)
Registrant’s Telephone Number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, Renasant Corporation (the “Company”) entered into substantially identical employment agreements with Kevin D. Chapman, pursuant to which he will continue to serve as the Company’s Executive Vice President and Chief Financial Officer, and with Messrs. C. Mitchell Waycaster and Michael D. Ross pursuant to which each will continue to serve as an Executive Vice President of the Company.

Each employment agreement is effective as of January 1, 2016, and has an initial term of two years. After the expiration of the initial term, the term of each agreement will be extended for successive one-year renewal periods, unless either the Company or an executive provides not less than 60 days’ prior written notice to the other that his agreement will not be renewed.

Base compensation payable under each agreement is the rate in effect as of December 31, 2015. Base compensation may be increased annually, but may be reduced only as part of a reduction applicable to similarly situated officers of the Company. Each executive will be eligible to participate in the Company’s annual cash bonus plan, long-term equity compensation plan and any other plans or arrangements maintained for similarly situated officers of the Company. Each executive will receive perquisites consisting of a monthly car allowance and country club dues.

If an executive terminates his employment on account of “constructive termination” (as defined in the agreements), an executive is involuntarily terminated by the Company without “cause” (defined in the agreements) or the Company does not renew an agreement within the five-year period following its effective date, an executive will receive a cash payment equal to the sum of his base compensation otherwise payable for the remainder of the employment term (but not less than 12 months) and his target bonus, prorated to reflect the period of his service prior to his termination. In addition, if an executive (and/or his eligible dependents) elects continuation coverage under the Company’s group medical, dental or vision plans, the Company will pay the applicable premium for the lesser of 18 months or the actual period of such coverage.

In the event an executive terminates his employment on account of constructive termination, or is involuntarily terminated by the Company without cause, either within the 24-month period following a “change in control” (as defined in the agreements), he will receive a cash payment equal to two times the sum of his base compensation and the average of his bonus for the two whole fiscal years preceding the change in control. In addition, if an executive (and/or his eligible dependents) elects continuation coverage under the Company’s group medical plan, the Company will pay the applicable premium for the lesser of 18 months or the actual period of such coverage. To the extent the aggregate of all payments and benefits due to an executive in respect of a change in control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments described above will be reduced by the minimum amount necessary so that no portion will be deemed an “excess parachute payment” as defined in Section 280G.

All severance payments, including change in control payments and payments on account of the non-renewal of an agreement, are conditioned upon the executive’s timely execution and delivery of a waiver and release in favor of the Company. No severance is payable in the event an executive’s employment with the Company terminates on account of his death, disability or termination for cause.

Each employment agreement contains standard covenants in favor of the Company. For a period of two years after an executive’s employment is terminated for any reason, he is prohibited from hiring or soliciting any officer or employee of the Company or its affiliate, Renasant Bank, and from soliciting any customer or depositor of the same entities. In addition, for a period of two years after an executive’s employment is terminated following a change in control or one year after an executive’s employment is terminated for any other reason, he is prohibited from engaging in the “banking business” (as defined in the agreements) within a specified geographical area. Each agreement also includes a non-disparagement covenant and a covenant prohibiting the disclosure of Company’s and Renasant Bank’s confidential information.

The foregoing is only a summary of the employment agreement signed, or to be signed, by each executive and is qualified in its entirety by Exhibits 10.1, 10.2 and 10.3, which are copies of each employment agreement and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    The following exhibits are furnished herewith:

Exhibit No.	Description
10.1	Executive Employment Agreement dated January 12, 2016, between Renasant Corporation and Kevin D. Chapman
10.2	Executive Employment Agreement dated January 12, 2016, between Renasant Corporation and C. Mitchell Waycaster
10.3	Executive Employment Agreement dated January 12, 2016, between Renasant Corporation and Michael D. Ross

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION
Date: January 13, 2016	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief
Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement dated January 12, 2016, between Renasant Corporation and Kevin D. Chapman
10.2	Executive Employment Agreement dated January 12, 2016, between Renasant Corporation and C. Mitchell Waycaster
10.3	Executive Employment Agreement dated January 12, 2016, between Renasant Corporation and Michael D. Ross